                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ______________________

                                 SCHEDULE 13G
                                (Rule 13d-102)



            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                               TO RULE 13d-2(b)
                               (Amendment No. 2)


                           PEROT SYSTEMS CORPORATION

                                (Name of Issuer)

                             CLASS A COMMON STOCK

                         (Title of Class of Securities)

                                  714265 10 5

                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

                                  Page 1 of 6
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  CUSIP NO. 714265 10 5               13G                        Page 2 of 6

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Morton H. Meyerson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            5,143,051 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,143,051 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,143,051 (1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------
(1) Includes 3,980 shares held by the Issuer's 401(k) Plan for Mr. Meyerson's benefit, 18,353 shares which are owned by an estate for which Mr. Meyerson is executor and 4,602,000 shares held by the Meyerson Family Limited Partnership of which Mr. Meyerson is general partner.
------------------------------------------------------------------------------
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  CUSIP NO. 714265 10 5               13G                        Page 3 of 6

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Meyerson Family Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,602,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,602,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,602,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITEM 1

     (a) Name of Issuer:
                           Perot Systems Corporation

     (b) Address of Issuer's Principal Executive Offices:
                           12404 Park Central Drive, Dallas, Texas 75251

ITEM 2

     (a) Name of Person Filing:
                          Morton H. Meyerson
                          Meyerson Family Limited Partnership

     (b) Address of Principal Business Office:
                          4514 Cole Avenue, Dallas, Texas 75205

     (c) Citizenship
                          USA

     (d) Title of Class of Securities:
                          Class A Common Stock

     (e) CUSIP Number:
                          714265 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                          Not Applicable

ITEM 4. OWNERSHIP BY MORTON H MEYERSON

     (a)  Amount Beneficially owned: 5,143,051 (1)

     (b)  Percent of Class: 5.7%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                            5,143,051(1)

          (ii)  Shared power to vote or to direct the vote
                             -0-

          (iii) Sole power to dispose or to direct the disposition of
                             5,143,051(1)

          (iv) shared power to dispose or to direct the disposition of
                              -0-


ITEM 4B. OWNERSHIP BY MEYERSON FAMILY LIMITED PARTNERSHIP

     (a)  Amount Beneficially owned: 4,602,000

     (b)  Percent of Class: 5.1%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                            4,602,00

          (ii)  Shared power to vote or to direct the vote
                             -0-

          (iii) Sole power to dispose or to direct the disposition of
                              4,602,000

          (iv)  shared power to dispose or to direct the disposition of

                              -0-

(1) Includes 3,980 shares held by the Issuer's 401(k) plan for Mr. Meyerson's benefit, 18,353 shares which are owned by an estate for which Mr Meyerson is executor and 4,602,000 shares held by the Meyerson Family Limited Partnership of which Mr. Meyerson is general partner.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                            Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT OF BEHALF OF ANOTHER PERSON
                            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                            Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                            Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
                            Not Applicable

ITEM 10.  CERTIFICATIONS
                            Not Applicable

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                                 SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 Date:     February 9, 2000


                                 /s/  MORTON H. MEYERSON
                                 -------------------------------------------
                                 Morton H. Meyerson


                                 Meyerson Family Limited Partnership


                                 /s/  MORTON H. MEYERSON
                                 -------------------------------------------
                                 Morton H. Meyerson
                                 General Partner